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Rise Gold Announces Change of Officers

November 22, 2024 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") announces that it has appointed Mihai Draguleasa as the Company's Chief Financial Officer in place of Vince Boon, and Catherine Cox as the Company's Corporate Secretary in place of Eileen Au. The Company wishes to thank Mr. Boon and Ms. Au for their many contributions to the Company.

Mihai Draguleasa, CPA

Mr. Draguleasa is a Chartered Professional Accountant (CPA) with over 15 years of accounting experience including that in the mining and resource sector. His career developed with Deloitte LLP and Ernst & Young in Vancouver, British Columbia. The mining related financial experience includes financial reporting, corporate risk management, corporate strategy and planning, and investment evaluation.

Catherine Cox

Ms. Cox has over 20 years of experience as Corporate Secretary to a variety of public and private companies in the resource sector.  She was the former VP- Corporate Secretary for Nevada Copper Corp. and has an extensive securities and corporate paralegal background working with both Canadian and US law firms.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

345 Crown Point Circle, Suite 600

Grass Valley, California, USA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

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